8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August _, 2012

MEDICAL ALARM CONCEPTS HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-153290	26-3534190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 West Church Road, Suite B, King of Prussia, PA		19406
(Address of principal executive offices)		(Zip Code)

(877) 639-2929

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On August 3, 2012, the Company reached an agreement with various investors in the Corporation who held certain rights to buy common stock in the Corporation (Warrant Holders). The Warrant Holders and the Company agreed that it is in the best interests of the Warrant Holders, the Corporation and common stockholders to cancel a total of 60,825,660 million warrants. All of these warrants had strike prices that were below the closing bid price on the day before the agreement was reached, thus were considered “in the money” warrants.

No compensation of any type was given to Warrant Holders who canceled their warrant positions.

A press release was issued and an 8K was filed with the Securities & Exchange Commission on August 6, 2012 indicating these warrants were canceled. The company erroneously listed the number of cancelled warrants at 61.5 million. The correct number of warrants cancelled was 60,825,660.

The company also indicated in these previous disclosures that the strike prices of the cancelled warrants were above the current closing price of the common shares. This information was also erroneous. The strike prices for the cancelled warrants were below the current closing price of the stock and thus all warrants were in the money as was correctly outlined in the disclosures.

The date the warrants were issued and the number of warrants canceled is detailed below:
June 8, 2011	3,658,536
June 21, 2011	619,024
June 21, 2011	975,609
July 27, 2011	1,219,512
August 1, 2011	17,926,829
August 16, 2011	1,219,512
August 29, 2011	731,707
September 7, 2011	3,048,780
September 16, 2011	20,731,707
September 21, 2011	4,444,444
September 26, 2011	6,250,000
Total	60,825,660

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August __, 2012		MEDICAL ALARM CONCEPTS HOLDING, INC.

	By:	/s/ Ronnie Adams
Ronnie Adams
Chief Executive Officer